Exhibit 4.18
EQUITY INCENTIVE PLAN
FOR EXECUTIVE EMPLOYEES OF
AVAGO TECHNOLOGIES LIMITED AND SUBSIDIARIES
(AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 25, 2008)
1. Purpose of Plan
     The Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, as amended and restated herein (the “Plan”) is designed:
     (a) to promote the long term financial interests and growth of Avago Technologies Limited, a company organized under the laws of Singapore (the “Company”), and its Subsidiaries by attracting and retaining management and personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;
     (b) to motivate personnel by means of growth-related incentives to achieve long range goals; and
     (c) to further the identity of interests of participants with those of the shareholders of the Company through opportunities for share or share-based ownership in the Company.
2. Definitions
     As used in the Plan, the following words shall have the following meanings:
     (a) “Affiliate” shall mean (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and (ii) with respect to the Company, also any entity designated by the Board of Directors of the Company in which the Company or one of its Affiliates has an interest, (iii) with respect to Kohlberg Kravis Roberts & Co., (“KKR”), any Affiliate of any partner of KKR and (iv) with respect to Silver Lake Partners, (“SLP”), any Affiliate of any partner of SLP. For purposes of this Plan, “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, and “control” shall have the meaning given such term under Rule 405 of the Securities Act.
     (b) “Board of Directors” means the Board of Directors of the Company.
     (c) “Committee” means the Board of Directors or if administration of the Plan is delegated by the Board of Directors to it, the Compensation Committee

of the Board of Directors or such other committee of the Board of Directors designated by the Board of Directors to administer the Plan.
     (d) “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or Subsidiary of the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company or Subsidiary of the Company to render such services.
     (e) “Employee” means a person, including an officer, in the regular employment of the Company or one of its Subsidiaries.
     (f) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     (g) “Fair Market Value” means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.
     (h) “Grant” means a Share Option or a Share Purchase Right.
     (i) “Grant Agreement” means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant. The terms, conditions and limitations applicable to a Share Purchase Right may be set forth in a Shareholders Agreement, which shall then constitute a Grant Agreement for purposes of this Plan.
     (j) “Non-Employee Director” means a member of the Board of Directors who is not an Employee.
     (k) “Participant” means an Employee, Consultant or Non-Employee Director to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan.
     (l) “Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
     (m) “Share” means an ordinary share in the capital of the Company.
     (n) “Shareholder’s Agreement” means an agreement between the Company and an Employee, Non-Employee Director or Consultant that sets forth the terms, conditions and limitations applicable to Share Options and Shares, including Shares issued under a Share Option and a Share Purchase Right.
     (o) “Share Options” means the “Non-Qualified Share Options” described in Section 5.

     (p) “Share Purchase Right” means a right to purchase Shares pursuant to Section 6 hereof.
     (q) “Subsidiary” means any corporation (or other entity) other than the Company in an unbroken chain of entities beginning with the Company if each of the entities, or group of commonly controlled entities, other than the last entity in the unbroken chain, then owns shares (or other equity interest) possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.
3. Administration of Plan
     (a) The Plan shall be administered by the Board of Directors or the Committee. Unless otherwise determined by the Board of Directors, the members of the Committee shall consist solely of individuals who are both “non-employee directors” as defined by Rule 16b-3 promulgated under the Exchange Act and “outside directors” for purposes of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to the extent that the Company and its Employees are subject to Section 16 of the Exchange Act or Section 162(m) of the Code. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power, authority and the discretion to administer, construe and interpret the Plan and Grant Agreements, to make rules for carrying out the Plan and to make changes in such rules. Any such interpretations, rules, and administration shall be made and done in good faith and consistent with the basic purposes of the Plan and be subject to all applicable laws.
     (b) The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Non-Employee Directors and Participants who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code.
     (c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. Subject to the terms and conditions of this Plan and any applicable Grant Agreement, all actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation.

4. Eligibility
     (a) The Committee may from time to time make Grants under the Plan to such Employees, Non-Employee Directors or Consultants, and in such form and having such terms, conditions and limitations as the Committee may determine. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of the Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of the Company.
     (b) Notwithstanding anything in this Plan to the contrary, prior to the Committee making a Grant under the Plan to an Employee, Non-Employee Director or Consultant, such Employee, Non-Employee Director or Consultant shall have executed a Shareholder’s Agreement in a form acceptable to the Company.
5. Share Options
     From time to time, the Committee may grant options to purchase Shares which are not “incentive stock options,” within the meaning of Section 422 of the Code. At the time of a Grant of a Share Option, the Committee shall determine, and shall have specified in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, and such other conditions or restrictions on the grant or exercise of the Share Option as the Committee deems appropriate. In addition to other restrictions contained in the Plan and Grant Agreement, Share Options granted under this Section 5 may not be exercised more than 10 years (five years in the case of Grants to non-Employees) after the date of Grant. Payment of the option exercise price shall be made in cash or, with the consent of the Committee, in Shares (including Shares acquired by contemporaneous exercise of other Share Options), or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.
6. Share Purchase Rights
     Share Purchase Rights may be granted either alone, in addition to, or in tandem with Share Options granted under the Plan. After the Committee determines that it will offer Share Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions to which the offer is subject, which may include the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer; provided, however, that the purchase price of such Shares shall not be less than the purchase price required under applicable law. The offer shall be accepted by execution of a Grant Agreement in the form determined by the Committee.

7. Limitations and Conditions
     (a) The aggregate number of Shares available for Grants under this Plan and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan”) shall be 30,000,000 Shares. The issuance of a Share under the Senior Management Plan shall reduce the number of Shares available for Grants under the Plan, and vice versa. Unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, canceled or expire unexercised, shall immediately become available for Grants.
     (b) The term of a Grant shall not exceed ten years (five years in the case of non-Employee Participants). No Grants shall be made under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants made on or before the expiration thereof may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant.
     (c) Nothing contained herein shall affect the right of the Company or any Subsidiary to terminate any Participant’s employment at any time or for any reason.
     (d) Except as otherwise prescribed by the Committee, the amounts of the Grants for any employee of a Subsidiary, along with interest, dividends, and other expenses accrued on deferred Grants shall be charged to the Participant’s employer during the period for which the Grant is made. If the Participant is employed by more than one Subsidiary or by a combination of the Company and a Subsidiary during the period for which the Grant is made, the Participant’s Grant and related expenses will be allocated between the companies employing the Participant in a manner prescribed by the Committee.
     (e) Other than as specifically provided by will or by the applicable laws of descent and distribution or the terms of any applicable trust, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.
     (f) A Participant shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares purchasable or otherwise acquired in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants; provided however that no delay in the issuance of certificates due to be issued hereunder representing any such Shares shall operate to impair or prejudice any Participant’s rights to participate in a corporate transaction providing for the disposition of such Shares.

     (g) No election as to benefits or exercise of Share Options, Share Purchase Rights or other rights may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.
     (h) Absent express provisions to the contrary, no Grant under this Plan shall be deemed “compensation” for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
     (i) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.
8. Transfers and Leaves of Absence
     For purposes of the Plan, unless the Committee determines otherwise:  (a) a transfer of a Participant’s employment without an intervening period of separation among the Company and any Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence.
9. Adjustments
     In the event of any change in the outstanding Shares (including an exchange for cash) by reason of a stock split, reverse stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, merger, change of control, or similar event, the Committee shall adjust appropriately the number and kind of Shares subject to the Plan and available for, covered by or issued pursuant to Grants and Share prices related to outstanding Grants, and make such other revisions to outstanding Grants as it deems are equitably required.
10. Merger, Consolidation, Exchange, Acquisition, Distribution, Liquidation or Dissolution
     In its sole discretion, and on such terms and conditions as it deems appropriate, coincident with or after any Grant, the Committee may provide that such Grant cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in Shares being exchanged for or converted into cash, securities or other property, and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate in its absolute discretion, also provide, either by the terms of such Grant or by a resolution adopted prior to the consummation of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to the consummation of such transaction or event, such Grant shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Section 7(b)) and that, upon the consummation of such event, such Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Grant shall remain exercisable after any such event, from and after such event, any such Grant shall be exercisable only for the kind and amount of cash, securities and/or other property, or the cash equivalent thereof (net of any applicable exercise price), receivable as a result of such event by the holder of a number of shares for which such Grant could have been exercised immediately prior to such event.
     In the event of a “spin-off” or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Company’s Shares, the Committee shall in its discretion make an appropriate and equitable adjustment to any Grant exercise or purchase price to reflect such diminution.
11. Amendment and Termination
     The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Section 9 or 10 hereof and subject to Section 15, no such action shall modify such Grant in a manner adverse to the Participant without the Participant’s consent except as such modification is provided for or contemplated in the terms of the Grant. The Board of Directors may amend, suspend or terminate the Plan at any time.
12. Withholding Taxes
     The Company shall have the right to deduct from any cash payment or Share issuance made under the Plan any taxes required by law to be withheld with respect to such payment or issuance. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise of a Grant that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or all of such withholding taxes in Shares (including Shares acquired by contemporaneous exercise of other Grants).
13. Registration
     (a) If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act, or engaged in a Public Offering (as defined below), (i) the Company shall use reasonable efforts to register the Share Options and the Shares to be acquired on exercise of the Share Options on a Form S-8 Registration Statement or any successor to Form S-8 to the extent that such registration is then available with respect to such Share Options and Shares and (ii) the Company will use reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder, to the extent required from time to time to enable the

Participant to sell Shares without registration under the Securities Act within the limitations of the exemptions provided under any applicable rule or regulation of the SEC. Notwithstanding anything contained in this Section 13, the Company may deregister under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder. Nothing in this Section 13 shall be deemed to limit in any manner any otherwise applicable restrictions on sales of Shares.
     (b) As used herein the term “Public Offering” shall mean the sale of Shares to the public pursuant to a registration statement under the Securities Act which has been declared effective by the SEC (other than a registration statement on Form S-8 or any other similar form) which results in an active trading market in the Shares.
14. Shareholder’s Agreement
     The Grants and the Shares issued to the Participant upon exercise of the Grant shall be subject to all of the terms and provisions of the Grant Agreement and the Shareholder’s Agreement, to the extent applicable to the Grant and such Shares. In the event of any conflict between the Grant Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Plan or the Grant Agreement and the Shareholder’s Agreement, the terms of the Shareholder’s Agreement shall control.
15. Individuals Subject to Non-Singapore Jurisdictions
     To the extent necessary to comply with the laws of any relevant jurisdiction, notwithstanding any provision in this Plan to the contrary, the Committee shall have the discretion to adopt, on behalf of the Company, such amendments and/or one or more sub-plans applicable to Participants who are subject to laws of jurisdictions outside of Singapore as the Committee deems necessary or advisable in order to comply with applicable laws, regulations or customary business practice.
16. Effective and Termination Dates
     The Plan was originally effective as of December 1, 2005, the effective date of its approval by the shareholders of the Company and shall terminate on November 30, 2015, subject to earlier termination by the Board of Directors pursuant to Section 11. The Plan was previously amended and restated by the Board of Directors effective as of April 14, 2006 and January 25, 2007. The Plan as amended and restated herein was adopted by the Board of Directors effective as of February 25, 2008.
17. Shareholder Approval
     The Plan, as previously amended and restated effective as of April 14, 2006 and January 25, 2007 was approved by the Company’s shareholders on April 11, 2007.
18. Information Disclosure
     The Company shall provide Participants with the information described in Rules 701(e)(3), (4), and (5) under the Securities Act no less frequently than every six (6) months commencing no later than February 28, 2008, with the financial statements therein being not more than 180 days old, in any event, subject to each Participant agreeing, in a form acceptable to the Company, to keep the information to be provided pursuant to this Section 18 confidential. The information required by this Section 18 shall be provided to Participants by either physical or electronic delivery or by written notice to the Participants of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. For the avoidance of doubt, if a Participant does not agree to keep the information to be provided pursuant to this Section 18 confidential, then the Company may elect not to provide such Participant any information under this Section 18.